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                                                                  EXHIBIT 10.18

                             EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement"), between Valero Energy Corporation, a Delaware corporation ("Valero"), and William E. Greehey, a resident of San Antonio, Texas, ("Mr. Greehey") is executed effective as of the 25th day of March 1999 ("Effective Date"). Valero and Mr. Greehey are sometimes referred to herein individually as a "Party," and collectively as the "Parties." The Parties hereby agree as follows:

         1. Employment. Valero hereby employs Mr. Greehey, and Mr. Greehey hereby accepts employment with Valero, subject to the terms and conditions set forth in this Agreement.

         2. Term. Subject to the provisions for termination of employment as provided in Section 9(a), this Agreement shall be in effect beginning on the Effective Date and ending on July 31, 2001 ("Initial Period"). If Mr. Greehey notifies Valero at least ninety (90) calendar days prior to the end of the Initial Period of his intention to extend this Agreement, then this Agreement shall be extended on a month-to-month basis ("Extension Period"). Mr. Greehey may terminate this Agreement within the Extension Period by giving Valero ninety (90) calendar days written notice of termination.

         3. Compensation. Mr. Greehey's compensation during his employment under the terms of this Agreement and prior to his retirement shall be as follows:

                  (a) Base Salary. Valero shall pay to Mr. Greehey a base salary (the "Base Salary") of Nine Hundred Thousand Dollars ($900,000) per year. In addition, the Board of Directors of Valero shall in good faith consider granting annual increases to the Base Salary based upon such factors as Mr. Greehey's performance and the growth and profitability of Valero, but it shall have no obligation to grant any such increases in compensation; provided that, based upon the same such factors, the Board of Directors of Valero may thereafter reduce the Base Salary to an amount that is not below the amount first set forth above in this Paragraph 3(a). The Base Salary, as from time to time so increased or subsequently decreased, shall be payable in equal, semi-monthly installments on the 15th day and last day of each month or at such other times and in such installments as may be agreed between Valero and Mr. Greehey. All payments shall be subject to the deduction of payroll taxes, income tax withholdings, and similar deductions and withholdings as required by law.

                  (b) Bonus. In addition to the Base Salary, Mr. Greehey shall be eligible to receive bonus compensation in such amounts and at such times as the Board of Directors of Valero shall from time to time determine. In the year of his retirement, Mr. Greehey shall be eligible to receive a pro-rata share of bonus compensation in such amount as the Board of Directors of Valero shall determine at the customary time annual bonuses are determined and paid to executive officers of Valero.

                  (c) Stock Option Grant. On the Effective Date, Mr. Greehey shall receive a nonqualified stock option grant (each an "Option") to purchase 860,000 shares of $.01 par



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         value common stock of Valero ("Common Stock"), with an exercise price per share equal to the fair market value of the Common Stock on the Effective Date. Fifty percent (50%) of the options shall vest on the first anniversary of the Effective Date and the remaining 50% shall vest on the second anniversary of the Effective Date, and the options shall have a total term of ten years from the Effective Date. These vesting periods shall not be modified by the accelerated vesting provisions set forth in Paragraph 7(f).

                  (d) Performance Share Award. On the Effective Date, Mr. Greehey shall receive an award of 150,000 Performance Shares under Valero's Executive Stock Incentive Plan. Fifty percent (50%) of the Performance Shares shall vest on the first anniversary of the Effective Date and the remaining 50% shall vest on the second anniversary of the Effective Date. The Performance Shares shall be available to be earned on each vesting date pursuant to established performance criteria set forth in the award agreement to be entered into between Mr. Greehey and Valero.

         4. Expenses and Benefits. During his employment, Mr. Greehey is authorized to incur reasonable expenses in connection with the business of Valero, including expenses for entertainment, travel and similar matters. Valero will reimburse Mr. Greehey for such expenses upon presentation by Mr. Greehey of such accounts and records as Valero may from time to time reasonably require. Valero also agrees to provide Mr. Greehey with the following benefits during employment:

                  (a) Insurance. Permanent life insurance in accordance with Paragraph 7(g) in addition to any life insurance under Valero's normal benefit plans.

                  (b) Employee Benefit Plans. Participation in any employee benefit plans now existing or hereafter adopted by Valero for its executives or other officers and employees.

                  (c) Club Memberships. Valero shall reimburse Mr. Greehey for all monthly dues and fees for Mr. Greehey's present country club memberships and for any expenses incurred by Mr. Greehey in connection with such club memberships in representing Valero's interests.

                  (d) Vacations. Mr. Greehey shall be entitled (in addition to the usual Valero holidays) to a paid vacation for a period in each calendar year not exceeding five weeks.

                  (e) Working Facilities. Mr. Greehey shall be furnished by Valero with an office, secretarial help and other facilities and services, including but not limited to, full use of Valero's mail and communication facilities and services reasonably suitable to his position and reasonably necessary for the performance of his duties under this Agreement.

                  (f) Tax Planning. Mr. Greehey will be furnished tax planning services by an independent certified public accounting firm of the type furnished to executive officers of Valero.

                  (g) Other. Such other items as Valero shall from time to time consider necessary or appropriate to assist Mr. Greehey in or to provide incentives or compensation for the performance of his duties under this Agreement.



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         5. Positions and Duties. Mr. Greehey is employed as Chief Executive
Officer of Valero and for no additional compensation shall, subject to his being elected or re-elected as a director by Valero's stockholders, serve at the discretion of the Board as its Chairman of the Board. In addition, if requested to do so, Mr. Greehey shall serve as the chief executive officer or as a member of the Board of Directors, or both, of any subsidiary or affiliate of Valero. Such duties shall be performed at Valero's principal place of business in San Antonio, Texas.

         6. Extent of Service. Mr. Greehey shall, during his employment under the terms of this Agreement, devote substantially all of his working time, attention, energies and business efforts to his duties as an employee of Valero and to the business of Valero generally, and shall not, during the term of this Agreement, engage in any other business activity whatsoever, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; however, this Paragraph 6 shall not be construed to prevent Mr. Greehey from serving as a member of the board of directors of other companies, or from investing his personal, private assets as a passive investor in such form or manner as will not require any active services on the part of Mr. Greehey in the management or operation of the affairs of the companies, partnerships, or other business entities in which any such passive investments are made.

         7. Retirement. Notwithstanding the term and notice provisions of Paragraph 2, Mr. Greehey may retire at any time as Chief Executive Officer of Valero under the terms of this Agreement by giving Valero written notice of his intention to retire ninety (90) days in advance of the designated retirement date. Upon retirement, and provided that Valero has not terminated Mr. Greehey for cause pursuant to Paragraph 9(a), Mr. Greehey shall no longer be employed by Valero, but he shall have the following rights and obligations:

                  (a) Continuation as Chairman. Subject to his being elected or re-elected as a director by Valero's stockholders, Mr. Greehey agrees to continue serving at the discretion of the Board as Chairman of the Board of Valero for two years following his effective date of retirement;

                  (b) Duties. As Chairman of the Board of Valero, Mr. Greehey shall perform such duties as are reasonably required by a person holding such position. However, it is agreed and understood that Mr. Greehey shall not be obligated to devote any particular amount of time to the affairs of Valero over and above that which he determines is necessary to perform his duties as a director, and will be free to pursue other business interests provided the pursuit thereof does not violate any fiduciary duty owed to Valero in Mr. Greehey's capacity as Chairman of the Board or violate the provisions of Paragraphs 11 or 12;

                  (c) Compensation. Mr. Greehey shall be paid for serving as Chairman of the Board for such two-year period an amount per annum equal to one-half of the Base Salary being paid to Mr. Greehey at the time of his retirement, which shall be payable in semi-monthly installments;

                  (d) Working Facilities. Valero shall provide Mr. Greehey with off-site office facilities and secretarial and other office services reasonably commensurate with


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         Mr. Greehey's position as retired Chief Executive Officer of Valero.
         The office facilities and secretarial and other services to be provided to Mr. Greehey following his retirement shall continue until December 31, 2005.

                  (e) Annual Physical Examination. Valero shall pay for an annual physical examination for Mr. Greehey for the remainder of his life.

                  (f) Vesting and Option Exercise Periods. Upon retirement, Mr. Greehey's stock options, stock appreciation rights, restricted stock grants, performance share awards, and any other similar stock or long-term incentive rights or benefits previously granted to Mr. Greehey, which have not fully vested, shall immediately fully vest, except for any unvested stock options granted to Mr. Greehey pursuant to Paragraph 3(c). Mr. Greehey shall have the right to exercise any vested stock options or other similar stock or long-term incentive rights or benefits that have an option or exercise feature for the full remaining term thereof. Any outstanding performance share awards shall be deemed to have been earned at the target level for the full term and shares of Valero Common Stock representing such awards deemed earned at the target level shall promptly be issued to Mr. Greehey.

                  (g) Retirement Benefits and Supplemental Retirement Benefits. Mr. Greehey shall be entitled to all retirement benefits provided under the Valero Energy Corporation Pension Plan ("Pension Plan") and Supplemental Executive Retirement Plan ("SERP"), with the following supplemental benefits:

                           (i) retiree medical coverage consistent with
                  coverage amounts and/or deductibles and costs as provided to other Valero retirees;

                           (ii) paid up permanent life insurance, in addition
                  to life insurance included in Valero's normal retirement benefit plans, with cash value of at least $300,000;

                           (iii) a total of eight "points" under the SERP to be
                  added to his years of credited service, or his age, or divided between both in such proportion that total eight, as he elects at the time of his retirement (the amount per month equal to the difference between Mr. Greehey's normal monthly retirement benefit under the Pension Plan and the SERP with the eight added points shall constitute a supplemental monthly retirement payment, payable at the time each payment is made under the Pension Plan; and for purposes of calculating Mr. Greehey's monthly retirement benefits, service shall be deemed continuous from August 19, 1963 through the date of retirement pursuant to this Agreement); and

                           (iv) payments under any other employee benefit
                  plan(s), which are due as a result of separation of service.

                  Mr. Greehey shall not be entitled to participate in nor receive the benefits of any special "window" retirement or early retirement program, if any, that may from time to time be offered to other employees of Valero.

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         8. Death and Disability.

                  (a) Death.

                           (i) If during the term of Mr. Greehey's employment
                  under this Agreement and prior to the date of retirement Mr. Greehey dies, then in addition to all other employee benefits to which Mr. Greehey's estate, spouse or other beneficiaries may be entitled, Valero shall pay in equal semi-monthly installments to the beneficiary designated by Mr. Greehey, or his estate if no such beneficiary has been designated in writing to Valero, the Base Salary that Mr. Greehey would have received if he had remained employed to the end of the Initial Period or, if his employment has been extended pursuant to Paragraph 2, to the end of the Extension Period.

                           (ii) If during the term of Mr. Greehey's service as
                  Chairman of the Board pursuant to Paragraph 7(a) Mr. Greehey dies, then in addition to all other benefits to which Mr. Greehey's estate, spouse or other beneficiaries may be entitled, Valero shall pay in equal semi-monthly installments to the beneficiary designated by Mr. Greehey, or his estate if no such beneficiary has been designated in writing to Valero, the compensation provided for in Paragraph 7(c) that Mr. Greehey would have received if he had continued to serve as Chairman of the Board for the remainder of the two-year period following the end effective date of his retirement.

                  (b) Disability.

                           (i) If during the term of Mr. Greehey's employment
                  under this Agreement he becomes unable to perform his duties as Chief Executive Officer as a result of illness or physical injury as defined in Valero's Long Term Disability Plan, Mr. Greehey shall be deemed to have retired and be entitled to the benefits described in Paragraph 7(d), (e), (f) and (g).

                           (ii) If following his retirement as Chief Executive
                  Officer, Mr. Greehey is not elected or re-elected as a director by Valero's stockholders or becomes unable to perform his duties as Chairman of the Board, as determined by a majority of the other Directors, Mr. Greehey's obligations under Paragraph 7(a) and (b) shall cease; however, Mr. Greehey shall be entitled to the balance of the remaining two years' compensation for serving as Chairman of the Board, as defined in Paragraph 7 (c), payable in semi-monthly installments.

         9. Termination by Valero. Valero shall have the right to terminate Mr. Greehey's employment as hereinafter provided.

                  (a) Termination for Cause. Valero shall have the right to terminate Mr. Greehey's employment under this Agreement for cause. As used herein, "cause" shall mean and be strictly limited to:

                           (i) Mr. Greehey's conviction of a crime constituting
                  a felony under federal or state law or involving moral turpitude;


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                           (ii) an illegal act or acts that were intended to and
                  did defraud Valero; or

                           (iii) the willful refusal by Mr. Greehey to fulfill
                  responsibilities under this Agreement after written notice of such willful refusal from the Board and the failure to correct such refusal within 30 days from the date such notice is given.

                  If Valero terminates this Agreement pursuant to the provisions of this Paragraph 9(a): (i) all compensation or other benefits due Mr. Greehey pursuant to Paragraphs 3 and 4, or 7(c), as the case may be, shall be paid by Valero to Mr. Greehey to the date of such termination; and (ii) all supplemental and additional benefits and rights granted to Mr. Greehey at retirement by Paragraph 7 shall be automatically revoked and become null and void; and, upon such payment by Valero of the amounts required under subparagraph (i), all obligations of Valero to Mr. Greehey shall be totally and completely satisfied, and Valero shall have no further obligations of any type to Mr. Greehey pursuant to this Agreement.

                  (b) Termination other than for Cause. Valero shall have the right to terminate Mr. Greehey's employment as Chief Executive Officer under this Agreement without cause, and Mr. Greehey's employment under this Agreement shall be deemed terminated upon the giving of ninety
         (90) days written notice to such effect by Valero to Mr. Greehey. A termination of employment other than as a result of death, retirement, disability, or in accordance with Paragraph 9(a) shall be deemed a termination without cause. In the event of termination without cause:

                           (i) Valero shall pay Mr. Greehey in cash a lump sum
                  amount equal to the product of Mr. Greehey's semi-monthly Base Salary being paid to Mr. Greehey at the date of such termination multiplied by the number of semi-monthly pay periods remaining to the end of the Initial Period (or successive monthly period if employment has been extended pursuant to Paragraph 2), plus an amount equal to the highest annual bonus paid to Mr. Greehey during the five years preceding the time of such termination. Such amount shall be paid within five business days of termination;

                           (ii) Mr. Greehey shall receive all the payments and
                  benefits to which he is entitled pursuant to Paragraph 7(f) and (g); but shall not be entitled to receive any further payments or benefits under Paragraph 7 after the date of such termination, including any payment under 7(c).

                  (c) Termination as Chairman of the Board. If for any reason Mr. Greehey is removed by a majority of the other Directors as Chairman of the Board after his retirement as Chief Executive Officer, other than as a result of death or disability or for cause, he shall receive the balance of the remaining two years' compensation for serving as Chairman of the Board as defined in Paragraph 7(c), payable in semi-monthly installments.

         10. Executive Severance Agreement. In the event Mr. Greehey receives any cash


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payments under that certain Executive Severance Agreement dated December 15,
1982 between Valero and Mr. Greehey, Valero shall be entitled to credit any cash payments that are made to Mr. Greehey pursuant to his Executive Severance Agreement against any cash payments that it is obligated to make under this Agreement. Valero agrees that if remuneration or benefits of any form paid to Mr. Greehey by Valero during or after his employment with Valero are excess parachute payments as defined in Section 280G of the Internal Revenue Code of 1986, as amended ("Code"), and are subject to the 20% excise tax imposed by
Section 4999 of the Code, Valero shall pay Mr. Greehey a bonus no later than seven days prior to the earliest of the due date for the excise tax return or initial estimated payment, in an amount equal to the excise tax payable as a result of the excess parachute payment and any additional federal income taxes (including any additional excise taxes) payable by him as a result of the bonus, assuming that he will be subject to federal income taxes at the highest individual marginal rate. It is the intention of the Parties that the bonus be "grossed up" so that the bonus contains sufficient funds to pay the excise and all additional federal income taxes due as a result of the bonus payment so that Mr. Greehey will suffer no detriment from the excise tax payable as a result of the excess golden parachute payments.

         11. Disclosure of Confidential Information. Except to the extent absolutely required in the performance of his duties and obligations to Valero as expressly authorized herein, or by prior written consent of a duly authorized officer or director of Valero, Mr. Greehey will not, directly or indirectly, at any time during his employment with Valero, or at any time subsequent to the termination thereof, for any reason whatsoever, with or without cause, breach the confidence reposed in him by Valero by using, disseminating, disclosing, divulging or in any manner whatsoever disclosing or permitting to be divulged or disclosed in any manner to any person, firm, corporation, association or other business entity, trade secrets, secret methods or "Confidential Information" of Valero, nor will Mr. Greehey lecture on or publish articles concerning any trade secrets, secret methods or "Confidential Information" of Valero. As used herein, the term "Confidential Information" means any and all information concerning Valero's products, processes, sources of supply, and services, including information relating to research, development, inventions, manufacture, purchasing, accounting, engineering, marketing, merchandising, or the selling of any product or products to any customers of Valero, disclosed to Mr. Greehey or known by Mr. Greehey as a consequence of or through his employment by Valero (or any parent, subsidiary or affiliated corporations of Valero) including, but not necessarily limited to, any person, firm, corporation, association or other business entity with which Valero has any type of agency agreement, or any shareholders, directors, or officers of any such person, firm, corporation, association or other business entity, if such information is not generally known in any industry in which Valero is or may become engaged during the term of this Agreement. On termination of employment with Valero, all documents, records, notebooks, or similar repositories of or containing Confidential Information, including all copies of any documents, records, notebooks, or similar repositories of or containing Confidential Information, then in Mr. Greehey's possession or in the possession of any third party under the control of Mr. Greehey or pursuant to any agreement with Mr. Greehey, whether prepared by Mr. Greehey or any other person, firm, corporation, association or other business entity, will be delivered to Valero by Mr. Greehey.

         12. Noncompetition. Mr. Greehey recognizes and understands that in performing the responsibilities of his employment, he will occupy a position of fiduciary trust and confidence, pursuant to which he will develop and acquire experience and knowledge with respect to Valero's


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business. It is the expressed intent and agreement of Mr. Greehey and Valero that such knowledge and experience shall be used exclusively in the furtherance of the interests of Valero and not in any manner which would be detrimental to Valero's interests. Mr. Greehey further understands and agrees that Valero conducts its business within a specialized market segment throughout the United States, and that it would be detrimental to the interests of Valero if Mr. Greehey used the knowledge and experience which he currently possesses or which he acquires pursuant to his employment hereunder for the purpose of directly or indirectly competing with Valero or for the purpose of aiding other persons or entities in so competing with Valero. In consideration for the benefits herein, Mr. Greehey therefore agrees that so long as he is employed by Valero and for a period of the greater of (i) two years after termination of Mr. Greehey's employment, or (ii) as long as he is receiving any payments under Paragraph 7(c), unless he first secures the written consent of Valero, Mr. Greehey will not directly or indirectly invest, engage or participate in any entity in direct or indirect competition with Valero's business or contract to do so, other than investments in amounts aggregating less than 1% in any securities of any company that is obligated under the 1934 Act to file periodic reports pursuant to
Section 13 thereunder. In the event that the provisions of this Paragraph 12 should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time or geographic limitations permitted by applicable law.

         13. Insurance. Valero may, in its sole and absolute discretion, at any time after the Effective Date, apply for and procure, as owner and for its own benefit, insurance on the life of Mr. Greehey, in such amounts and in such forms as Valero may choose. Unless otherwise agreed by Valero, Mr. Greehey shall have no interest whatsoever in any such policy or policies, but Mr. Greehey shall, at Valero's request, submit to such medical examinations, supply such information, and execute and deliver such documents as may be required by the insurance company or companies to which Valero has applied for such insurance.

         14. Acknowledgment of Mr. Greehey. Mr. Greehey hereby acknowledges that his execution of this Agreement is given in consideration of the following, any of which Mr. Greehey acknowledges is adequate consideration:

                  (i) Valero's employment of Mr. Greehey under the terms and conditions contained herein; and

                  (ii) The termination by Valero of any previous employment agreement between Valero and Mr. Greehey.

         15. Notice. Any notice, request, reply, instruction, or other communication provided or permitted in this Agreement must be given in writing and may be served by depositing same in the United States mail in certified or registered form, postage prepaid, addressed to the Party to be notified with return receipt requested, or by delivering the notice in person to such Party. Unless actual receipt is required by any provision of this Agreement, notice deposited in the United States mail in the manner herein prescribed shall be effective on dispatch. For purposes of notice, the address of Mr. Greehey, his spouse, any purported donee or transferee or any administrator, executor or legal representative of Mr. Greehey or his estate, as the case may be, shall be as follows:

The address of Valero shall be:

                               Valero Energy Corporation
                               One Valero Place
                               P.O. Box 500
                               San Antonio, Texas 78212-3186 (78292-0500)
                               Attention: General Counsel

Valero and Mr. Greehey shall have the right from time to time and at any time to change their respective addresses and shall have the right to specify as their respective addresses any other address by giving at least ten days written notice to the other Party as provided hereby.

         16. Termination of other Employment Agreements. On the Effective Date, all other prior employment agreements between the Parties in effect on the Effective Date shall terminate and forever be from the date null, void and of no further force or effect whatsoever, and any and all such agreements shall be superseded in their entirety by this Agreement.

         17. Litigation. In the event litigation shall be brought by either Party to enforce or interpret any provision contained in this Agreement the following provisions shall apply:

                  (a) if Mr. Greehey brings such an action, and it is not established by clear and convincing evidence that Mr. Greehey has no meritorious bases for such action, Valero shall pay all of Mr. Greehey's and Valero's legal fees incurred in connection with such litigation;

                  (b) in the event Valero brings such an action, and it is not established by clear and convincing evidence that Mr. Greehey has no meritorious defenses to such action, Valero shall pay all of Mr. Greehey's and Valero's legal fees incurred in connection with such litigation; and

                  (c) any claim by Valero of a right to terminate this Agreement pursuant to Paragraph 9(a) which is subjected to litigation must be established by Valero by clear and convincing evidence.

         18. Controlling Law. The execution, validity, interpretation, and performance of this Agreement shall be determined and governed by the laws of the State of Texas.

         19. Additional Instruments. Valero and Mr. Greehey shall execute and deliver any and all additional instruments and agreements which may be necessary or proper to carry out this Agreement.

         20. Entire Agreement. This Agreement contains the entire agreement of the Parties. This Agreement may not be changed orally but only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         21. Separability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, Valero and Mr. Greehey shall promptly meet and negotiate substitute provisions for those rendered and declared illegal or unenforceable, and all the remaining provisions of this Agreement shall remain in full force and effect.

         22. Effect of Agreement. This Agreement shall be binding upon Mr. Greehey and his heirs, executors, legal representatives, successors and assigns, and Valero and its legal representatives, successors and assigns.

         23. Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

         24. Waiver of Breach. The waiver by Valero of a breach of any provision of the Agreement by Mr. Greehey shall not operate or be construed as a waiver by Valero of any subsequent breach by Mr. Greehey. The waiver by Mr. Greehey of a breach of any provision of the Agreement by Valero shall not operate or be construed as a waiver by Mr. Greehey of any subsequent breach by Valero.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.



                                           /s/ William E. Greehey
                                           -------------------------------------
                                           WILLIAM E. GREEHEY



                                           VALERO ENERGY CORPORATION


                                           By: /s/ Keith D. Booke
                                               ---------------------------------
                                                   Keith D. Booke,
                                                   Vice President-Administration
                                                   and Human Resources